Exhibit 10.4

TECO ENERGY GROUP

BENEFIT RESTORATION PLAN

ARTICLE ONE

DEFINITIONS

Section 1.1Administrator. The TECO Energy, Inc. Benefits Committee.

Section 1.2Board. The Board of Directors of TECO Energy, Inc.

Section 1.3Cause. Cause means (a) the willful and continued failure by a participant to substantially perform his duties with the Company (other than any such failure resulting from the participant’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a notice of termination by the participant for good reason) after a written demand for substantial performance is delivered to the participant by the Board, which demand specifically identifies the manner in which the Board believes that the participant has not substantially performed his duties, or (b) the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this Section 1.3, no act, or failure to act, on the participant’s part will be deemed “willful” unless done, or omitted to be done, by the participant not in good faith and without reasonable belief that the participant’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, the participant will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the participant and an opportunity for the participant, together with the participant’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the participant was guilty of conduct set forth above in this Section 1.3 and specifying the particulars thereof in detail.

Section 1.4Code. The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 1.5Company. TECO Energy, Inc. and any subsidiary and affiliated corporation which has properly adopted the TECO Energy Group Retirement Plan, except where a specific reference is made to a particular corporation.

Section 1.6Effective Date. The effective date of the Plan is January 1, 2016.

Section 1.7Employee. An employee of the Company who is a participant in the Retirement Plan.

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Section 1.8ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

Section 1.9Good Reason. The occurrence (without the participant’s express written consent) under the circumstances of a separation of service of any one of the following acts by the Company, or failures by the Company to act:

(a)a reduction by the Company in the participant’s annual base salary as in effect on the effective date of this Section 1.9, or such higher amount as is in effect from time to time;

(b)the Company’s requiring the participant to be based more than fifty (50) miles from the Company’s offices at which the participant is principally employed except for required travel on the Company’s business to an extent substantially consistent with the participant’s business travel obligations on the effective date of this Section 1.9 or, if later, on the date the participant first becomes eligible to participate in the Plan;

(c)the failure by the Company to pay to the participant any portion of the participant’s current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(d)the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(e)a material, adverse change in the participant’s title, authority, duties or responsibilities (other than temporarily while the participant is physically or mentally incapacitated or as required by applicable law); or

(f)any purported termination of the participant’s employment which is not effected pursuant to a notice of termination satisfying the requirements of all other agreements between the Company and the participant, which purported termination shall not be effective for purposes of the Plan.

The participant’s right to treat termination of employment as being within this Section 1.9 will not be affected by the participant’s incapacity due to physical or mental illness.  The participant’s continued employment will not constitute consent to, or a waiver or rights with respect to, any circumstance constituting Good Reason.

Section 1.10Plan. The TECO Energy Group Benefit Restoration Plan, an unfunded benefit restoration plan.

Section 1.11Retirement Plan. The TECO Energy Group Retirement Plan.

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Section 1.12Specified Employee. An employee within meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).

ARTICLE TWO

PURPOSE OF PLAN

The Plan is an unfunded benefit restoration plan designed to provide retirement benefits payable out of the general assets of the Company as provided in Article Four.

ARTICLE THREE

ELIGIBILITY AND VESTING

Section 3.1Eligibility.

(a)Any Employee whose employment status is Level G-2 and above and who is determined by the Company to be a member of a “select group of management or highly compensated employees” within the meaning of ERISA Section 201(2) shall be eligible to participate in the Plan.  An Employee who was hired prior to January 1, 2016, and who meets the eligibility requirements of the Plan on the Effective Date of the Plan shall become a participant in the Plan on the Effective Date.  An Employee who is hired on or after January 1, 2016, shall become a participant in the Plan on the first day of the month immediately following the date he or she becomes eligible to participate as provided herein.

(b)Notwithstanding the foregoing, an Employee who participates in any other group nonqualified deferred compensation plan that determines benefits based on the Retirement Plan, including, but not limited to, the TECO Energy Group Supplemental Executive Retirement Benefit Plan, will not be eligible to participate in the Plan.

Section 3.2Vesting.  Except as otherwise set forth in Section 4.2(b), a participant who commences participation in the Plan between January 1, 2016, and December 31, 2016, shall have a vested right to his or her benefits payable under the Plan on December 31, 2016.  A participant who commences participation in the Plan on or after January 1, 2017, shall be immediately vested in his or her benefits payable under the Plan.  Notwithstanding the foregoing, if the participant has a vested right to his or her benefits payable under the Plan, but is not vested in his or her benefits payable under the Retirement Plan at the time benefits are payable under the Plan, the participant’s benefit under the Plan is zero.

ARTICLE FOUR

BENEFITS

Section 4.1Amount of Benefits. The amount of the benefit payable under the Plan shall be equal to (A) the normal retirement benefit (including any applicable early retirement subsidy or 50% Joint and Survivor Benefit as outlined in the Retirement Plan

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based on age and marital status on the date of separation from service under the Plan) which would be payable to or on behalf of an Employee under the Retirement Plan in the standard form if the Code Section 415 and/or 401(a)(17) limitations were inapplicable under the Retirement Plan minus (B) the normal retirement benefit (including any applicable early retirement subsidy or 50% Joint and Survivor Benefit as outlined in the Retirement Plan based on age and marital status on the date of separation from service under the Plan) payable to or on behalf of the Employee under the Retirement Plan in the standard form after applying the Code Section 415 and/or 401(a)(17) limitations.  The benefit under the Plan is calculated without regard to any form of benefit the participant may elect under the Retirement Plan.  If, at the time a benefit is payable under the Plan, the participant is not vested in the Retirement Plan, the participant’s benefit under the Plan is zero since no benefit would be payable to or on behalf of the participant under the Retirement Plan.

Section 4.2Time and Form of Benefit Payments.

(a)Vested Benefits.  The vested benefits payable to a participant as determined under Section 4.1 shall, notwithstanding any provisions of the Plan to the contrary (including, without limitation, references to the standard form of payment), be made in a commuted lump sum payment that is the actuarial equivalent of a life annuity.  Actuarial equivalence will be based on the actuarial assumptions specified from time to time in the Retirement Plan for lump sum payments.  The lump sum payment will be made to the participant on the first day of the month that is at least thirty (30) days following the participant’s separation from service; provided, however, if the participant dies prior to the commencement of benefit payments, the participant’s beneficiary shall instead receive a death benefit determined in the manner provided in Section 4.4.

(b)Unvested Benefits.  The participant’s unvested benefits under the Plan shall be forfeited back to the Company upon the participant’s separation from service in the event his or her separation from service is either (A) involuntary with Cause or (B) voluntary without Good Reason.  In the event the participant’s separation from service is either involuntary without Cause or voluntary for Good Reason, then his or her unvested benefits will vest on the date of participant’s separation from service, and a commuted lump sum payment that is the actuarial equivalent of a life annuity will be made to the participant on the first day of the month that is at least thirty (30) days following the participant’s separation from service; provided, however, if the participant dies prior to the commencement of benefit payments, the participant’s beneficiary shall instead receive a death benefit determined in the manner provided in Section 4.4.  Actuarial equivalence will be based on the actuarial assumptions specified from time to time in the Retirement Plan for lump sum payments.

Section 4.3Specified Employee.  Notwithstanding anything in the Plan to the contrary, if a participant is a Specified Employee as of the date of his or her separation from service, then, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, payment of the amounts payable under the Plan shall be made no earlier than the earlier of (i) the first day of the first month

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commencing at least six (6) months following the participant’s “separation from service” with the Company (within the meaning of Section 409A of the Code) or (ii) the participant’s date of death, with imputed interest on the delayed payment based on the interest rate used to determine actuarial equivalence.

Section 4.4Death Benefit Payable to Beneficiary.  If a participant dies with a vested or unvested interest in the Plan prior to the commencement of benefit payments, the beneficiary designated by the participant will receive a death benefit equal to fifty percent (50%) of the benefits the participant would have been entitled to as of the date of death.  Payment of death benefits to such beneficiary will be made in a lump sum payment on the first day of the month that is at least thirty (30) days following the date of the participant’s death.

(a)Designation of Beneficiary.  Each participant will designate a beneficiary at such time and in such manner as the Administrator determines.  The participant may designate one or more beneficiaries to receive any portion of the death benefit and may revoke or change such a designation at any time.  Each designation will revoke all prior designations by the same participant.

(b)Form of Designation.  Any designation of beneficiary will be in writing on such form as the Administrator may prescribe and will be effective upon filing with the Administrator during the participant’s lifetime.  If the participant names two or more beneficiaries, distribution to them will be in such proportions as the participant designates or, if the participant does not so designate, in equal shares.  Any portion of the benefits payable upon the death of a participant which is not disposed of by a designation of beneficiary, for any reason whatsoever, will be paid to the participant’s spouse if living at the time of the participant’s death, otherwise equally to the participant’s natural and adopted children (and the issue of a deceased child by right of representation), otherwise to the participant’s estate.

(c)Payment in Accordance with Prior Designation. The Administrator may direct payment of benefits under the Plan in accordance with a prior designation of beneficiary (and will be fully protected in so doing) if such direction (i) is given before the Administrator receives a later designation or (ii) is due to the Administrator’s inability to verify the authenticity of a later designation.  Such a payment of benefits will constitute a complete discharge of the Plan’s liability to all beneficiaries for such payment.

(d)Death Benefit Where Accrued Benefit Paid Out.  If the participant dies after the commencement of benefit payments to the participant, no death benefit will be payable.

Section 4.5Benefits Unfunded. The benefits payable under the Plan shall be paid by the Company each year out of its general assets and shall not be funded in any manner.

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Section 4.6Separation from Service Required.  For purposes of qualifying for the payment of benefits under the Plan, a participant must have experienced a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

ARTICLE FIVE

ADMINISTRATION

Section 5.1Duties of Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each participant from the Plan and shall cause them to be paid by the Company accordingly.

The Administrator may adopt such rules and appoint such committees as it deems desirable for the conduct of its affairs and the administration of the Plan.

The Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan.  The Administrator shall have absolute and complete discretionary authority to interpret and administer the Plan and shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of eligibility for and amount of any benefit.  The Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with its administration, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions by general rule or particular decision, all in its sole and absolute discretion.  To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.  The Administrator may, in its sole and absolute discretion, delegate any of its powers and duties under the Plan to one or more committees or individuals.  In such a case, every reference in the Plan to the Administrator shall be deemed to include such matters within their jurisdiction.  The Administrator shall have the right to consult with attorneys and other advisors regarding its duties under the Plan, which attorneys and advisors may be employed by the Company.

The Administrator shall serve without compensation for services as such.  All expenses of the Administrator shall be paid by the Company.

Section 5.2Appeals from Denied Claims.  Any participant may file a claim for benefits.  If the claim is denied, the claimant shall be provided written notice within ninety (90) days with:

•Specific reasons for the denial;

•Specific references to the Plan provisions on which the denial is based;

•A description of any additional information needed and why it is needed; and

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•An explanation of (1) the procedures and time limits for an appeal, (2) the right to obtain information about the procedures and (3) the right to sue in federal court.

If there are special circumstances delaying the determination of the claim, the claimant may be notified within the ninety- (90-) day period explaining the special circumstances and stating that an answer will be provided within ninety (90) more days.  If an answer is not received within the ninety (90) days (or one hundred eighty (180) days if an extension notice has been provided), the claim shall be deemed denied.

Any claimant for a benefit (or, as applicable, his or her estate or other representative or beneficiary) may, within sixty (60) days after receipt of a letter of denial, appeal to the Administrator by writing to the Administrator, and may request a review of the denial of the benefit, with the opportunity to submit his or her position in writing.  Appeals not timely filed shall be barred.  The claimant is entitled to:

•receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

•submit written comments, documents, records and other information relating to the claim, which will be considered without regard to whether such information was submitted or considered in the initial determination.

The Administrator will render a written decision, written in a manner calculated to be understood by the claimant, and mail the written decision to the claimant at the claimant's last known address, specifying by reference to the Plan the reasons for denial of such part or all of the claimed benefit that it denies upon review.  Such letter shall state the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant to the claim; describe the Plan's voluntary appeal procedures, if any; and notify the claimant of his or her right to bring an action under Section 502(a) of ERISA.

ARTICLE SIX

AMENDMENT AND TERMINATION

Section 6.1Amendment.

The Company shall have the right, at any time and for any reason, to modify or amend the Plan; provided that such amendment will not cause the Plan to violate Section 409A of the Code or its corresponding regulations.

Section 6.2Termination.

The Company may terminate and liquidate the Plan under such circumstances as the applicable guidance under Section 409A of the Code and its regulations may permit.

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ARTICLE SEVEN

MISCELLANEOUS

Section 7.1No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and a participant, or as a right of any participant to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees with or without Cause.

Section 7.2Assignment. The benefits payable under the Plan may not be assigned or alienated.

Section 7.3Law Applicable. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by and construed under the applicable provisions of Section 409A of the United States Internal Revenue Code, ERISA, and any other applicable federal law; provided, however, to the extent not preempted by federal law, the Plan shall be governed by, construed and administered under the laws of the State of Florida, without regard to any conflict of laws.

Section 7.4Unfunded Plan.  The Plan is intended to be an unfunded plan.  All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment.  No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 7.5Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, share exchange, reorganization, recapitalization, amalgamation, consolidation, or otherwise) to all or substantially all of its business or assets to expressly assume and agree to perform under the Plan in the same manner and to the same extent that it would be required to perform if no such succession had taken place.  As used in the Plan, the term "Company" shall mean any successor that expressly assumes and agrees to perform the Plan, which otherwise becomes bound by all the terms and provisions of the Plan by operation of law, or any other entity which expressly assumes the obligations under, and agrees to administer, the Plan, as determined by the Board in its sole discretion.

Section 7.6Entire Plan.  The Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

Section 7.7Section 409A.  The Plan is intended to comply with the

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requirements of Section 409A, to the extent applicable, and shall be interpreted accordingly. Notwithstanding the foregoing, the Company makes no representations or covenants that any compensation paid or awarded under the Plan will comply with Section 409A of the Code.

Section 7.8Headings.  The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

Section 7.9Expenses.  The costs of administering the Plan shall be paid by the Company.

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The Plan is hereby adopted and approved on this 13th day of November 2015, effective as provided herein.

TECO ENERGY, INC.
By: Phil L. Barringer

Its: Senior Vice President – Corporate Services and
Chief Human Resources Officer

ATTEST:

By: Bradley J. Register

Its: Vice President – Human Resources

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